Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	08-14
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS FIRST QUARTER 2008 RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA — April 29, 2008. .. . Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”) today reported its financial results for the first quarter of 2008.  The Partnership’s net income for the first quarter of 2008 was $42.8 million, or $0.76 per LP unit, compared with net income of $37.7 million, or $0.77 per LP unit, reported for the first quarter of 2007.  Income from continuing operations was $41.4 million, or $0.74 per LP unit.  The first quarter of 2008 results include income of $1.4 million, or $0.02 per LP unit, from discontinued operations related to the retail operations of Farm & Home Oil Company LLC (“Farm & Home”), which were sold on April 15, 2008.  The Partnership’s EBITDA (as defined below) for the first quarter of 2008 was $72.1 million.  Net income per LP unit in the first quarter of 2008 includes an increase in the average number of LP units outstanding during the first quarter to 45.9 million from an average of 40.0 million LP units outstanding in the first quarter of 2007.

Revenue in the first quarter of 2008 was $380.3 million compared with revenue in the first quarter of 2007 of $124.9 million.  Revenue in the first quarter of 2008 includes $11.5 million generated by Lodi Gas Storage, L.L.C. (“Lodi Gas Storage”) which was acquired on January 18, 2008, and $234.5 million generated by the continuing operations of Farm & Home, which was acquired on February 8, 2008.  Operating income in the first quarter of 2008 was $58.1 million compared with operating income of $50.3 million in the first quarter of 2007. Operating income in the first quarter of 2008 includes $4.9 million from Lodi Gas Storage and $1.7 million from Farm & Home.

The Partnership previously provided guidance indicating that it expected net income for the first quarter of 2008 to be in the range of $37.0 million to $39.5 million, or $0.68 to $0.72 per LP unit, and that its EBITDA (as defined below) for the first quarter of 2008 was expected to be in the range of $68.0 million to $70.5 million.  The Partnership’s financial results in the first quarter exceeded its expectations primarily due to better than anticipated performance in its terminalling operations and higher than expected pipeline settlement revenue.

The Board of Directors of Buckeye GP LLC, the general partner of the Partnership, declared a regular quarterly partnership cash distribution of $0.85 per LP unit payable May 30, 2008, to unitholders of record on May 9, 2008.  This cash distribution represents a quarterly increase in the distribution of $0.0125 per LP unit to an indicated annual cash distribution level of $3.40 per LP unit.  This is the 85th consecutive quarterly cash distribution paid by the Partnership.

Forrest E. Wylie, Chairman and CEO, stated, “The first quarter of 2008 was an active and successful one for Buckeye.  In addition to reporting strong financial results for the quarter, we completed the acquisitions of the Lodi natural gas storage facility in northern California and the Farm & Home petroleum products marketing company.  We successfully completed a public offering of 2,645,000 limited partnership units in March, 2008 to fund the Farm & Home acquisition and a public offering of $300 million of senior secured notes in January, 2008 to partially fund the Lodi Gas Storage acquisition.  In addition, we recently sold the retail division of Farm & Home to a subsidiary of Inergy, L.P. for $42 million plus a working capital adjustment.  Both Lodi Gas Storage and Farm & Home were owned for a portion of the first quarter of 2008 and contributed positively to the Partnership’s first quarter financial results.  Financial results in the first quarter associated with the retail operations of Farm & Home are reported as discontinued operations.  The Lodi Gas Storage and Farm & Home acquisitions have diversified our midstream assets, and we have every expectation that they will continue to be strong contributors to our financial performance in the future.  Finally, based on our financial results for the first quarter, we are pleased to announce another increase in our quarterly cash distribution to unitholders.”

The Partnership will host a conference call to discuss the first quarter on Wednesday, April 30, 2008, at 11:00 a.m. Eastern Time.  Investors are invited to listen to the conference call via the Internet, on either a live or replay basis at:
http://www.videonewswire.com/event.asp?id=47842.  Interested parties may participate in the call by joining the conference at 719-325-4841 and referencing conference ID 1242098.  An audio replay of the conference call also will be available through May 4, 2008 by dialing (719) 457-0820 Code: 1242098.

Buckeye Partners, L.P. (www.buckeye.com) is a publicly traded partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United Status in terms of volumes delivered, with approximately 5,400 miles of pipeline. Buckeye Partners, L.P. also owns more than 60 refined petroleum products terminals, operates and maintains approximately 2,700 miles of pipeline under agreements with major oil and chemical companies, owns a major natural gas storage facility in northern California, and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations.  The general partner of Buckeye Partners, L.P. is owned by Buckeye GP Holdings L.P. (NYSE: BGH).

* * * * *

EBITDA, a measure not defined under generally accepted accounting principles (“GAAP”), is defined by the Partnership as income from continuing operations before interest expense (including amortization and write-off of deferred debt financing costs), income taxes, depreciation and amortization.  EBITDA should not be considered an alternative to net income, operating profit, cash flow from operations or any other measure of financial performance presented in accordance with GAAP.  Because EBITDA excludes some items that affect net income and these items may vary among other companies, the EBITDA data presented may not be comparable to similarly titled measures at other companies.  Management of the Partnership uses EBITDA as a performance measure to assist in the analysis and assessment of the Partnership’s operations, to evaluate the viability of proposed projects and to determine overall rates of return on alternative investment opportunities.  The Partnership believes that investors benefit from having access to the same financial measures used by the Partnership’s management.  Please see the attached reconciliation of EBITDA to income from continuing operations, the most directly comparable GAAP measure.

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and which may be beyond the control of the Partnership.  Among them are (1) changes in laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes; (2) terrorism, adverse weather conditions, environmental releases and natural disasters; (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency or general reductions in demand; (4) adverse regional or national economic conditions or adverse capital market conditions; (5) shutdowns or interruptions at the source points for the products we transport, store or sell; (6) unanticipated capital expenditures in connection with the construction, repair or replacement of our assets; and (7) volatility in the price of refined petroleum products and the value of natural gas storage services. You should read our Annual Report on Form 10-K for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Product sales	$241,046	$4,915
Transportation and other	139,229	120,029
Total revenue	380,275	124,944

Costs and expenses:
Cost of product sales	236,611	4,844
Operating expenses	65,328	53,866
Depreciation and amortization	12,498	10,807
General and administrative	7,706	5,154
Total costs and expenses	322,143	74,671

Operating income	58,132	50,273

Other income (expense):
Investment and equity income	2,640	2,066
Interest and debt expense	(17,934)	(13,487)
Minority interests and other	(1,434)	(1,118)
Total other (expense)	(16,728)	(12,539)

Income from continuing operations	41,404	37,734

Income from discontinued operations	1,413	—

Net income	$42,817	$37,734

Allocation of net income:
Net income allocated to general partner:
Income from continuing operations	$7,302	$6,817
Income from discontinued operations	$425	$—
Net income allocated to limited partners:
Income from continuing operations	$34,102	$30,917
Income from discontinued operations	$988	$—
Earnings per limited partner unit-basic:
Income from continuing operations	$0.74	$0.77
Income from discontinued operations	0.02	—
Earnings per limited partner unit-basic	$0.76	$0.77
Earnings per limited partner unit-diluted:
Income from continuing operations	$0.74	$0.77
Income from discontinued operations	0.02	—
Earnings per limited partner unit-diluted	$0.76	$0.77
Weighted average number of
limited partner units outstanding:
Basic	45,893	39,950
Diluted	45,923	39,995

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

(Financial data in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenue:
Pipeline Operations	$96,389	$93,750
Terminalling and Storage	27,632	23,589
Natural Gas Storage	11,464	—
Energy Services	234,547	—
Other Operations	10,869	7,605
Intersegment eliminations	(626)	—
Total	$380,275	$124,944

Operating income:
Pipeline Operations	$36,688	$37,910
Terminalling and Storage	12,970	10,145
Natural Gas Storage	4,869	—
Energy Services	1,726	—
Other Operations	1,879	2,218
Total	$58,132	$50,273

Operating, general & administrative expenses:
Pipeline Operations	$59,701	$55,840
Terminalling and Storage	14,662	13,444
Natural Gas Storage	6,595	—
Energy Services	232,821	—
Other Operations	8,990	5,387
Intersegment eliminations	(626)	—
Total	$322,143	$74,671

Depreciation and amortization:
Pipeline Operations	$9,248	$9,088
Terminalling and Storage	1,488	1,305
Natural Gas Storage	1,048	—
Energy Services	290	—
Other Operations	424	414
Total	$12,498	$10,807

Capital expenditures:
Pipeline Operations	$6,820	$15,519
Terminalling and Storage	2,959	840
Natural Gas Storage	3,249	—
Energy Services	685	—
Other Operations	1,079	1,014
Total	$14,792	$17,373

Operating Data
Pipeline Throughput (b/d - 000s)	1,383.5	1,454.7
Pipeline Average Tariff (Cents/bbl.)	63.6	61.8
Terminal Throughput (b/d - 000s)	522.3	536.0

	Three Months Ended
	March 31,
	2008	2007
EBITDA Reconciliation:
Income from continuing operations	$41,404	$37,734
Interest and debt expense	17,934	13,487
Income tax expense	228	203
Depreciation and amortization	12,498	10,807
EBITDA	$72,064	$62,231